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                                                                  EXHIBIT 10.29


                         SALES REPRESENTATIVE AGREEMENT

        THIS AGREEMENT is made as of November 16, 2001 ("Effective Date"), by and between Micro Therapeutics, Incorporated, a Delaware corporation with its principal place of business at 2 Goodyear, Irvine California ("MTI") and Vertomed International, Incorporated, a Delaware corporation with its principal place of business at 11400 73rd Avenue North, Maple Grove, Minnesota ("Vertomed").

        WHEREAS, MTI develops, manufactures and markets minimally invasive devices for the treatment of neuro and peripheral vascular diseases;

        WHEREAS, Vertomed provides international sales, marketing and distribution services to third parties;

        WHEREAS, MTI wishes to appoint Vertomed as its exclusive sales representative for the marketing and promotion of the Products in the Direct Territory and to provide certain services on MTI's behalf on the terms set out in this agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

1.  DEFINITIONS.

        a. "Dedicated Employees" shall have the meaning set forth in Section
           3(c).

        b. "Marketing Plan" shall refer to each marketing plan for the Product developed pursuant to Section 2(b) hereof.

        c. "Products" shall mean all of MTI's current and future products, including all the neuro and peripheral vascular devices; the current products are listed on Exhibit A as amended from time to time by the parties.

        d. "Promotional Materials" shall have the meaning set forth in Section 3(d).

        e. "Services" shall mean the inventory management, accounting, invoicing, collection and administrative services that Vertomed shall provide for MTI under this Agreement.

        f. "Direct Territory" shall mean the countries set forth in Exhibit B as may be amended from time to time by mutual agreement of the parties.

        g. "Distributor Territory" shall mean the countries set forth in Exhibit B as may be amended from time to time by mutual agreement of the parties.

2.  APPOINTMENT.

        a. General. Subject to this Agreement, MTI hereby appoints Vertomed, and Vertomed hereby accepts its appointment as MTI's exclusive sales representative to promote, market and solicit orders for the Products in the Direct Territory. Vertomed will establish distributors to promote, market and solicit orders for the Products in the Distributor Territory in accordance with the terms and conditions of this Agreement.

        b Review Committee. MTI and Vertomed will form a Review Committee composed of representatives of each party, including, the President of Vertomed International, the President of MTI and high-level marketing executives of each party. The Review Committee will meet from time to time as determined by the participants, but no less then two times during each year during the term of this Agreement to resolve in good faith outstanding strategy and tactical issues that arise during the Term,

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        and to review all aspects of marketing the Products. Prior to the commencement of each year, the Review Committee will prepare and agree upon a marketing plan for such year (the "Marketing Plan"). A representative of MTI will serve as Chairperson of the Review Committee.

3.      VERTOMED'S OBLIGATIONS.

        a. General. Vertomed will use commercially reasonable efforts to (i) promote, market and obtain orders for the Products within the Direct Territory;
(ii) manage distribution of the Products within the Distributor Territory and
(iii) perform the Services in a good and workmanlike manner. Vertomed may subcontract the performance of any of its obligations under this Agreement to any of its wholly owned subsidiaries. Vertomed may place consignment inventory in such commercially reasonable locations within the Direct Territory, pursuant to guidelines established by the Review Committee.

        b. Minimum Sales Requirements. The Review Committee will establish minimum sales requirements for Vertomed on an aggregate basis for the entire Direct Territory and Distributor Territory, on a two-year rolling basis ("Minimum Sales"). The Minimum Sales for the initial period ending December 31, 2002, will be 70% of the agreed upon sales forecast approved by the Review Committee. Thereafter it will be 70% of the agreed upon sales forecast approved by the Review Committee for the applicable calendar year.

        c.     Direct Sales.

           (i) Facilities and Staff. Vertomed will acquire and maintain the facilities and staff that the parties deem appropriate to effectively market the Products throughout the Direct Territory. On a country-by-country basis, and only for those countries where Vertomed has established a Vertomed entity, MTI will determine, in its discretion, whether Vertomed will provide employees dedicated to market only the Products (the "Dedicated Employees") or employees who will dedicate a specified percentage of their working hours to marketing the Products ("Fractional Employees"). MTI will participate in and have veto power with respect to hiring the Dedicated Employees. Vertomed will determine, in its sole discretion, the locations within the Direct Territory in which it will (i) locate Dedicated Employees and Fractional Employees, and (ii) establish and maintain Vertomed corporate entities. In making such determinations, Vertomed will consider the advice and recommendations of MTI. Vertomed will provide six months' notice to MTI of its intent to conduct direct selling activities within any country located in the Distributor Territory. Vertomed may, in its sole discretion, terminate any distributor in such country, provided that such termination will not cause MTI to have any termination liability. In the event Vertomed is unable to terminate such distributor without causing termination liability to MTI, MTI may either (i) terminate its distributor in such country and add such country to the Direct Territory or (ii) maintain its distributor in such country. In the event MTI determines to maintain a distributor in such country, Vertomed will continue to manage such distributor in accordance with this Agreement.

           (ii) Marketing and Promotional Activities. Vertomed will market the Products within the Direct Territory according to the then current Marketing Plan. Vertomed will keep MTI informed about upcoming trade shows and similar events within the Direct Territory and will participate in such events at MTI's request.

           (iii) Promotional Materials. Vertomed will use the brochures and other sales and promotional literature describing the Products that MTI periodically approves or provides to Vertomed (the "Promotional Materials"). With MTI's approval, Vertomed may translate or adapt the Promotional Materials for use within the Direct Territory. Vertomed hereby assigns to MTI the copyrights that Vertomed may acquire or possess in translations and adaptations of the Promotional Materials.


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           (iv) Market-Based Performance Standards. Vertomed agrees to meet the performance standards established by the Review Committee for each market within the Direct Territory.

           (v) Forecasts. Vertomed will provide monthly production forecasts of sales for the Direct Territory to MTI for demand planning, on a rolling twelve-month basis. Vertomed also will provide monthly to MTI a twelve-month rolling financial forecast for the Direct Territory. These forecasts do not alter the agreed upon minimum sales requirements.

           (vi) Prices. Vertomed will quote to customers the prices and terms for the Products, in the appropriate local currency, based upon the pricing levels and discount levels mutually agreed upon by the parties to this Agreement on a country-by-country basis. Vertomed will not quote prices below these pricing levels without prior written approval from MTI.

           (vii) Receivables. Vertomed will use commercially reasonable efforts to collect the amounts that customers owe to MTI (the "Receivables") based upon accounts receivable and collection goals mutually agreed upon by the parties on a country-by-country basis. Vertomed will have no right in the Receivables except as contemplated in Section 6 below. Vertomed will inform MTI of any Receivables that remain uncollected and become past due and use commercially reasonable efforts to pursue the collection of such past due Receivables in accordance with MTI's instructions. Any costs incurred by Vertomed for such collections will be part of G&A expenses and, therefore, a factor in determining the Fixed Fee.

           (viii) Remittances. Vertomed will remit the collected Receivables to MTI on the 15th day of the month following the month of receipt of such payments from customers, less any applicable VAT or other such charges that Vertomed may pay or be required to pay on MTI's behalf. Vertomed will make all such remittances by wire transfer to the bank account that MTI may periodically designate. MTI will bear all bank transfer charges. If Vertomed collects any Receivable for which taxes have been withheld by a customer, Vertomed will use its commercially reasonable efforts to cause such customer to furnish to MTI the documents evidencing the payment of such taxes that are acceptable to the local taxing authority.

           (ix) Records and Reports. Vertomed will keep accurate records of its activities under this Agreement, including a record of (i) each order received and accepted; (ii) each invoice issued to and payment received from a customer; (iii) a current account of all Receivables due and outstanding; and (iv) each payment made to MTI. Within 15 days of the end of each one-month period of this Agreement, Vertomed will provide MTI with a report showing the orders obtained for the Products, invoices issued to and payments received from customers, and payments remitted to MTI.

           (x) Regulatory Oversight; Compliance with Laws. Vertomed will apply for and obtain, on behalf of MTI, all registrations, approvals and licenses that may be required to sell the Products in the Direct Territory. Vertomed will comply with all applicable local laws and regulations, including the United States FCPA and any applicable employment laws.

           (xi) Product Recalls. In the event of a recall ordered or requested by any government agency, a court or by either party of any Product within the Direct Territory, Vertomed and MTI will discuss actions that will be taken with respect to customers and government authorities in implementing such recall, including in locating and retrieving recalled Products from customers. The parties will agree on such actions prior to implementation of any Product recall. In the event the parties cannot agree on such actions, MTI will be solely responsible for the implementation of such Product recall. Any such recall of Products within the Direct Territory, whether required or voluntary, will be at MTI's cost and expense. MTI will defend and indemnify Vertomed against any loss, damage, liability or expense (including attorneys' fees), other than loss of income from recalled Products, that Vertomed may suffer or incur as a result of or relating to any recall of the



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        Products or any events leading to the recall of the Products. In the event of a Product Recall, the parties to this Agreement agree to a proportionate reduction in the Minimum Sales Requirement for the applicable period.

           (xii) Product Complaints. Vertomed will promptly provide notice to MTI of the occurrence of any of the following within the Direct
        Territory: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

        d.     Distributor Management.

           (i) Appointment of Distributors. Subject to MTI's fulfillment of its obligations under Section 4(a) of this Agreement, Vertomed will (a) assume management of those existing distributors of MTI which the Review Committee has determined will not be immediately terminated and (b) appoint local distributors to market and promote the Products in the countries within the Distributor Territory not served by an existing distributor of MTI determined by the Review Committee. MTI will participate in and have veto power with respect to the selection of such distributors.

           (ii) Marketing and Promotional Activities. Vertomed will require its distributors to market the Products within the Distributor Territory according to the then current Marketing Plan. Vertomed will keep MTI informed about upcoming trade shows and similar events within the Distributor Territory and will cause its distributors to participate in such events at MTI's request.

           (iii) Promotional Materials. Vertomed will provide to distributors the brochures and other sales and promotional literature describing the Products that MTI periodically approves or provides to Vertomed (the "Promotional Materials"). With MTI's approval, Vertomed or its distributor may translate or adapt the Promotional Materials for use within the Distributor Territory. Vertomed will attach the copyright and other proprietary notices to such translations and adaptations that MTI reasonably requests. Vertomed hereby assigns, and shall cause the distributors it manages to assign, to MTI the copyrights that Vertomed may acquire or possess in translations and adaptations of the Promotional Materials.

           (iv) Market-Based Performance Standards. Vertomed agrees to require its distributors to meet the performance standards established by the Review Committee for each market within the Distributor Territory.

           (v) Forecasts. Vertomed will obtain from its distributors monthly forecasts for demand planning, and will provide such forecasts to MTI, on a rolling twelve-month basis. Vertomed also will provide to MTI monthly a twelve-month rolling financial forecast for the Distributor Territory. These forecasts do not alter the agreed upon minimum sales requirements.

           (vi) Prices. Vertomed will quote to distributors the prices and terms for the Products, in the appropriate local currency, based upon the pricing levels and discount levels mutually agreed upon by the parties to this Agreement on a country-by-country basis. Vertomed will not quote prices below these pricing levels without prior written approval from MTI.

        (vii) Receivables. Vertomed will use commercially reasonable efforts to collect the amounts that distributors owe to MTI (the "Distributor Receivables") based upon accounts receivable and collection goals mutually agreed upon by the parties on a country-by-country basis. Vertomed will have no right in the Distributor Receivables except as contemplated in Section 6 below. Vertomed will inform MTI of any Distributor Receivables that remain uncollected and become past due and use commercially reasonable efforts to pursue the collection of such past due Distributor Receivables in accordance with MTI's instructions. Any costs incurred by


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        Vertomed for such collections will be part of G&A expenses and, therefore, a factor in determining the Fixed Fee.

           (viii) Remittances. Vertomed will remit each collected Distributor Receivable to MTI on the 15th day of the month following the month of receipt of such payments from distributors, less any applicable VAT or other such charges that Vertomed may pay or be required to pay on MTI's behalf, and less the Distributor Management Fee defined in Section 6.b. below. Vertomed will make all such remittances by wire transfer to the bank account that MTI may periodically designate. MTI will bear all bank transfer charges. If Vertomed collects any Distributor Receivable for which taxes have been withheld by a distributor, Vertomed will use its commercially reasonable efforts to cause such distributor to furnish to MTI the documents evidencing the payment of such taxes that are acceptable to the local taxing authority.

           (ix) Records and Reports. Vertomed will keep a record of (i) each order received and accepted from a distributor; (ii) each invoice issued to and payment received from a distributor; (iii) a current account of all Distributor Receivables due and outstanding; and (iv) each payment of Distributor Receivables made to MTI. Within 15 days of the end of each one-month period of this Agreement, Vertomed will provide MTI with a report showing the distributor orders obtained for the Products, invoices issued to and payments received from distributors, and payments of Distributor Receivables remitted to MTI.

           (x) Product Recalls. In the event of a recall ordered or requested by any government agency, a court or by either party of any Product within the Distributor Territory, Vertomed and MTI will discuss actions that will be taken with respect to distributors, customers and government authorities in implementing such recall, including in locating and retrieving recalled Products from customers. The parties will agree on such actions prior to implementation of any Product recall. In the event the parties cannot agree on such actions, MTI will be solely responsible for the implementation of such Product recall. Any such recall of Products within the Distributor Territory, whether required or voluntary, will be at MTI's cost and expense. MTI will defend and indemnify Vertomed against any loss, damage, liability or expense (including attorneys' fees), other than loss of income from recalled Products, that Vertomed may suffer or incur as a result of or relating to any recall of the Products or any events leading to the recall of the Products. In the event of a Product Recall, the parties to this Agreement agree to a proportionate reduction in the Minimum Sales Requirement for the applicable period.

           (xi) Product Complaints. Vertomed will promptly provide notice to MTI of the occurrence of any of the following within the Distributor
        Territory: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

           (xii) Vertomed agrees that at such time that Vertomed assumes the management of an existing MTI distributor, it will not take any action that will cause MTI to be in breach of its agreement with such distributor.

4.      MTI'S OBLIGATIONS.

        a. Distribution Management Phase-In. MTI will disclose to Vertomed all distribution agreements between MTI and distributors within the Distributor Territory as of November 1, 2001. Prior to February 1, 2002, the Review Committee will establish a staffing plan and strategy for distribution of the Products in the Distributor Territory. Upon the mutual agreement of such staffing plan and strategy, MTI will use its best efforts to transition to Vertomed the day-to-day management within the Distributor


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Territory. MTI will be solely responsible for any and all costs related to any termination of its distributors and any transition to Vertomed.

        b. Promotional Materials. MTI will provide Vertomed with the quantity and quality of Promotional Materials in English as the parties deem reasonably sufficient for Vertomed and its distributors to promote, solicit and obtain orders for the Products within the Direct Territory and Distributor Territory in accordance with the Marketing Plan.

        c. Marketing Support. MTI will provide marketing support necessary for Vertomed to effectively market the Products within the Direct Territory and to manage the distribution of the Products within the Distributor Territory, including without limitation, marketing studies, marketing communications and attendance at trade shows.

        d. Training. MTI will provide, with the participation of Vertomed, each Vertomed Employee with the training necessary, on an ongoing basis, for Vertomed to market the Products within the Direct Territory. MTI will bear all travel and out-of-pocket expenses that the Dedicated Employees and Fractional Employees may incur in attending the training sessions. MTI will provide, with the participation of Vertomed, each distributor with the training necessary on an ongoing basis, as determined by Vertomed and MTI, for such distributors to market the Products within the Distributor Territory.

        e. Product Changes. Except in the case of a Product recall or other emergency, MTI will provide Vertomed three months' notice of changes in Products or packaging, or advertising, sales or Promotional Materials relating to the Products or any significant development planned and improvements that may affect the marketing of the Products.

        f. Support. MTI will provide Vertomed, in the form and when reasonably required by Vertomed, access to MTI's technical and marketing and sales personnel for advice, consultation and assistance in marketing, negotiation of sales of, and providing support for the Products within the Direct Territory and the Distributor Territory. MTI may provide such support by telephone or other forms of communication or by on-site visits by Dedicated Employees, Fractional Employees or MTI, as the parties deem appropriate. MTI will provide executive sales support as agreed to by the parties from time to time.

        g. Leads. MTI may generate and will refer to Vertomed all leads for potential customers of the Products within the Direct Territory and the Distributor Territory. To refer a lead, MTI will complete a Lead Referral form, to be established by the Review Committee, and remit it to Vertomed. Vertomed will follow-up on such leads according to the Marketing Plan.

        h. Sales Strategy. Through the Review Committee, MTI will participate in sales strategy sessions with Vertomed International management.

        i. Regulatory Oversight; Compliance with Laws. MTI will provide Vertomed with all information, data, materials and product samples as may be necessary to obtain the registrations, approvals or licenses that may be required to sell in the Direct Territory. MTI will be solely responsible for all FDA/CE mark regulatory matters and all other regulatory matters (other than those required to import and sell the Products within the Direct Territory or Distributor Territory) including, securing any and all regulatory approvals, performing all clinical trials, and applying to register the MTI trademarks, patents or other intellectual property within the Direct Territory or the Distributor Territory.

        j. Product Complaints. MTI will promptly provide notice to Vertomed of the occurrence of any of the following: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

5.      ORDERS AND DELIVERY.


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        a. Orders. Vertomed will receive all orders for the Products from customers in the Direct Territory and distributors in the Distributor Territory. If MTI receives any orders from the Direct Territory or the Distributor Territory, MTI will direct such orders to Vertomed.

        b. Order Processing and Acceptance. MTI hereby delegates to Vertomed full and binding authority to accept or reject any order for the Products. Vertomed shall establish guidelines for order acceptance sufficient that orders falling within commercially reasonable parameters set by Vertomed are accepted in the United States without delay. Vertomed affiliates shall direct orders to Vertomed for acceptance. Vertomed will provide MTI with summaries of each order received which will include (i) the identity and location of the customer and/or distributor, (ii) the type and quantity of the Products ordered and (iii) the requested shipment date.

        c. Shipment. Vertomed will establish a shipment schedule for each order accepted. Vertomed will arrange for shipment of the Products in accordance with this schedule, subject to delays beyond Vertomed's control. Vertomed will select the method of shipment for each order and obtain all licenses required to export the Products from the United States, if applicable. MTI will provide sufficient inventory to meet anticipated orders to each warehouse location, as Vertomed shall direct.

6.      CONSIDERATION.

        a. Employee Expenses. MTI will pay to Vertomed all expenses relating to the hiring and employing of the Dedicated Employees and a pro rata share of the expenses relating to the hiring and employing of Fractional Employees, including without limitation, employee salaries, directly allocable employee benefits costs, all incremental recruiting and hiring costs and any severance or termination indemnities that may be due in the event of termination of employment plus 5% of such expenses (the "Employee Expenses"). At such time that MTI's net end-customer sales (net of returns, reserves for returns and allowances for bad debts) on sales of Products reaches a breakeven level with MTI's actual manufacturing costs plus Employee Expenses, the Employee Expenses will be revised prospectively to an amount equal to actual expenses relating to Dedicated Employees, a pro rata share of actual expenses relating to Fractional Employees plus 10% of the net end-customer sales of the Products. This breakeven level will be established by the Review Committee at the beginning of each budget period and will not be reconciled at year end. At the conclusion of each fiscal year, the parties will reconcile the expenses portion of Employee Expenses according to a timetable the parties agree upon, which timetable shall allow at a minimum 10 business days to Vertomed for reconciliation. In the event a material change in the business occurs prior to the conclusion of a fiscal year, the parties will reconcile expenses and fees at such time.

        b. Distributor Management Fee. MTI will pay to Vertomed a fee in the amount of 10% of revenues from sales of Products to distributors in the Distributor Territory (the "Distributor Management Fee"). The Distributor Management Fee will be withheld by Vertomed from collected Receivables prior to payment to MTI. This method of payment of the Distributor Management Fee does not in any way alter the ownership of the Receivables by MTI.

        c. Fixed Fee. In addition to the Employee Expenses and Distributor Management Fee, MTI will pay to Vertomed for the Services to be performed by Vertomed a fixed fee, which shall be a budgeted pro-rata share of Vertomed's general and administrative expenses, which pro-rata share shall be calculated as MTI net end-customer sales in the Direct Territory as a percentage of total net end-customer sales from all products Vertomed represents in the Direct Territory, with the estimates of the MTI net end-customer sales to be determined annually by the Review Committee in good faith (the "Fixed Fee"). This fee is not reconciled at year end.

        d. Timing of Payments. The Review Committee will prepare a budget to be mutually agreed upon by the parties for the Employee Expenses and the general and administrative expenses. MTI


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acknowledges that all benefits and terms of employment for the Dedicated
Employees and Fractional Employees will be determined by Vertomed in its sole discretion. MTI will pay to Vertomed the Employee Expenses monthly, 30 days in advance according to the budget. On a quarterly basis, Vertomed will reconcile actual expenses and budgeted expenses and will issue a credit to MTI for any overpayment made in the previous quarter. In the event that actual expenses during any quarter are greater than budgeted expenses, MTI will pay Vertomed the amount of underpayment within 30 days of receipt of written notice thereof. MTI will pay to Vertomed the Fixed Fee monthly, 30 days in advance. The Distributor Management Fee will be withheld by Vertomed prior to payment of collected Receivables to MTI as set out in 4.d.(viii) above.

7.      CONFIDENTIALITY.

        a. Information. Each party acknowledges that it may disclose certain confidential information (the "Information") to the other party. If either party discloses such Information to the other, the receiving party will (i) use at least the same degree of care to maintain the secrecy of such Information as the receiving party uses to maintain the secrecy of its own confidential information and (ii) use the Information only to accomplish the purposes of this Agreement. The disclosing party will mark as "confidential" all tangible items supplied to the receiving party that contain Information of the disclosing party. Within 20 days of any oral disclosures of Information, the disclosing party will provide the receiving party with a writing memorializing the Information disclosed and the date of disclosure. The placement of copyright notices on such items will not constitute publication or otherwise impair their confidential nature.

        b. Disclosure. Neither party will disclose the Information of the disclosing party to any person except those of the receiving party's employees or agents that require access to accomplish the purposes of this Agreement and have been made aware of the confidentiality obligations herein. If the receiving party learns of an actual or potential unauthorized use or disclosure of the disclosing party's Information, the receiving party will promptly notify the disclosing party and, at the disclosing party's request, provide the disclosing party with reasonable assistance to recover its Information and to prevent subsequent unauthorized uses or disclosures of such Information. Each party acknowledges that (i) the unauthorized use or disclosure of any Information of the disclosing party will cause irreparable damage for which it will not have an adequate remedy at law and (ii) the disclosing party will be entitled to injunctive and other equitable relief in such cases.

        c. Limitations. Neither party will have any confidentiality obligation with respect to the confidential information of the disclosing party that (i) the receiving party independently knew or develops without using the Information of the disclosing party, (ii) the receiving party lawfully obtains from another person under no obligation of confidentiality or (iii) is or becomes publicly available other than as a result of an act or omission of the receiving party or any of its employees or agents.

8.      OWNERSHIP.

        All patents, copyrights, trademarks, trade secrets, regulatory approvals and other proprietary rights in or related to the Products are and will remain the exclusive property of MTI or its licensors, whether or not specifically recognized or perfected under applicable law. During the term of this Agreement, Vertomed may use MTI's trademarks to promote the Products, provided that prior to publishing or disseminating any advertising or promotional material bearing MTI's trademarks, Vertomed will deliver a sample of such materials to MTI for prior approval.

9.      REPRESENTATIONS AND WARRANTIES.

        a. Existence and Authority. Each party represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement. The execution of this


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Agreement and the performance thereof have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any agreement to which such party is subject.

        b. Products. MTI represents and warrants that the Products will (i) conform to the written product specifications and (ii) comply with the requirements of any applicable law or regulation.

        c. Intellectual Property. MTI represents and warrants that it has all necessary ownership rights to market, sell and distribute the Products in the Direct Territory and the Distributor Territory, and that the manufacture, sale and use of the Products and any distribution of the Promotional Materials will not infringe any patents, copyrights, trademarks or other intellectual or proprietary rights of any third parties.

        d. Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS AND REPRESENTATIONS WITH RESPECT TO THE PRODUCTS OR THE PROMOTIONAL MATERIALS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENT BY THE PARTIES OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

10.     LIMITATION OF LIABILITY.

        UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION OF STOPPAGE OF WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE.

11.     AUDIT.

        During the term of this Agreement and for one year after its expiration or termination, MTI or its accountants may, upon 30 days' prior notice to Vertomed, audit the accounting records of Vertomed during the normal working hours to verify Vertomed's compliance with the obligations under this Agreement; provided, however, that MTI will not be entitled to conduct such audit more that once per year.

12.     INDEMNITY.

        Except for liabilities caused by acts of Vertomed which are outside the scope of its authority under this Agreement or which are performed with gross negligence, MTI will indemnify, defend and hold harmless Vertomed from and against any and all liabilities, losses, suits, claims, damages and expenses (including attorneys' fees and costs) based on claims arising out of or relating to (i) the manufacture, use, distribution, promotion or sale of the Products or
(ii) the infringement by Vertomed of any patent, copyright, trademark or other intellectual property rights of any third parties with respect to the Products or Promotional Materials. Vertomed will (i) notify MTI promptly of any such actual or potential claim; (ii) allow MTI to control the defense of the claim;
(iii) cooperate in the defense of such claim and (iv) not settle such claim without MTI's consent.

13.     TERM AND TERMINATION.

        a. Term. This Agreement will become effective on the Effective Date and continue in effect for five years thereafter, unless earlier terminated pursuant to paragraph 13(b). This Agreement will automatically renew for subsequent 2 year periods unless either party provides the other party written notice 180 days prior to the expiration of the initial term or any renewal term of its intention not to renew.

        b. Termination for Cause. Either party may terminate this Agreement, without judicial or administrative notice or resolution, immediately upon notice to the other party, if:

           (i) the other party or any of its employees breaches any material obligation under this Agreement and such party fails to cure the breach within thirty days after receipt of written notice thereof. Failure by MTI to deliver Products in accordance with the schedule set forth in the forecast for more than three months during any one year period will be considered breach of a material obligation;

           (ii) either party ceases to conduct business in the normal course, is declared insolvent, undergoes any procedure for the suspension of payment, makes a general assignment for the benefit of creditors or a petition for bankruptcy, reorganization, dissolution or liquidation is filed by or against it; or

           (iii) the direct or indirect ownership or control of the other party changes as follows: MTI may only exercise its right of termination under this Section in the event that Warburg Pincus (together with its affiliates) ceases to own or control at least 20% of Vertomed. Vertomed may only exercise it's right of termination under this Section if a third party gains control of MTI from, or subsequent to, Warburg Pincus (together with its affiliates). Control of MTI will be deemed to have changed to a third party if that party acquires control over more shares of MTI than Warburg Pincus controls at that point in time. For purposes of this Section, an initial public offering of a party will not be considered to create a right of termination under this Agreement.

        c. Termination for Failure to Meet Minimum Sales. MTI may terminate this Agreement, upon written notice to Vertomed within 30 days following the conclusion of a fiscal year in the event Vertomed fails to meet the Minimum Sales for the Direct Territory, unless, within [10] days of receipt of such termination notice, Vertomed provides written notice to MTI of its intent to cure. If such notice is provided, the Agreement will not terminate if, within 180 days, Vertomed cures such failure for that fiscal year and becomes current with respect to sales in the then-current year.

        d. Termination for MTI Change of Control. In the event of a change of control of MTI, MTI may terminate this Agreement, upon 90 days' written notice to Vertomed within 30 days of such change of control of MTI.

        e. Consequences of Termination. Upon expiration or termination of this Agreement for any reason the parties will comply with the following termination obligations:

           (i) MTI will pay all due and outstanding amounts, as well as any amount that has not become due, the due date of which will be automatically accelerated to the date of expiration or termination of this Agreement.

           (ii) Vertomed will, at MTI's option, destroy or deliver to MTI or its designees all Promotional Materials within Vertomed's possession or control.

           (iii) In the event that MTI terminates this Agreement, MTI will pay Vertomed any and all expenses that Vertomed may incur as a direct result of such termination, including without limitation, expenses relating to employee termination and closure of offices. In the event that MTI terminates this Agreement pursuant to Section 13(d), MTI will also pay to Vertomed, as liquidated damages and not as a penalty, the sum of one million U.S. dollars.

           (iv) In the event that MTI terminates this Agreement pursuant to
        Section 13(b), (c) or (d), MTI may, at its discretion and at its sole cost and expense, solicit and employ the Dedicated Employees. MTI will not solicit or employ any Fractional Employees without the prior written consent of Vertomed.

        f. Survival. The provisions of Sections [3(c)(viii), 3(c)(ix), 3(d)(viii), 3(d)(ix), 6-8, 10, 11, 12, 13(e), 14-22] will survive the expiration or termination of this Agreement.

14.     INSURANCE.

        MTI will maintain product liability insurance in an amount sufficient to cover complete cost of product liability, regulatory and intellectual property liability with an insurance company rated at least A+3 by Best's rating guide. Vertomed will be named as an additional insured on such insurance policies. Vertomed will maintain insurance in an amount sufficient to cover any Vertomed warehousing facilities and to cover wrongful acts by Vertomed in the distribution, sale and promotion of the Products.

15.     U.S. EXPORT RESTRICTIONS.

        Vertomed acknowledges that the Products and related information, documents and materials may be subject to export controls under U.S. Export Administration Regulations. Vertomed will (i) comply with all legal requirements established under these controls, (ii) cooperate with MTI in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer any such item or direct products thereof to any country to which such transfer is prohibited by such export controls, unless Vertomed has obtained the prior written authorization of MTI and the U.S. Department of Commerce.

16.     FORCE MAJEURE.

        Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties or transportation stoppages. These causes will not excuse either party from paying amounts due to the other through any available lawful means acceptable to the other party.

17.     NOTICES.

        Any notice required or permitted under this Agreement shall be in writing and either mailed by nationally recognized overnight courier, registered or certified mail, return receipt requested, or by express delivery service to the other party. All notices shall be sent to the attention of the Chief Executive Officer of such other party at the address set forth in the first paragraph of this Agreement or at such other addresses or to such other persons as such party may previously have designated by written notice. Notice will be deemed to have been given upon receipt.

18.     ASSIGNMENT.

        Except as otherwise provided, neither party may assign, delegate, subcontract or otherwise transfer this Agreement or any of its rights or obligations without the other party's prior approval, which approval will not be unreasonably withheld. Either party may assign this Agreement or any of its rights or obligations, upon notice to the other party, to (i) a related company or to an unrelated party pursuant to a sale, merger or other consolidation, or
(ii) a subsidiary provided that the assigning party execute a guarantee covering the subsidiary's obligations after such assignment.

19.     WAIVER, AMENDMENT, MODIFICATION.

        Except as otherwise provided, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

20.     SEVERABILITY.

        If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions.

21.     GOVERNING LAW.

        This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its conflict of laws principles. Any claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be brought in, and the parties hereby consent to the jurisdiction of, the state or federal courts sitting in Minneapolis, Minnesota.

22.     ENTIRE AGREEMENT.

        This Agreement and its Exhibits constitute the complete and entire statement of all terms, conditions and representations of the agreement between MTI and Vertomed with respect to its subject matter and supersedes all prior writings or understandings.

        IN WITNESS WHEREOF, MTI and Vertomed cause this Agreement to be executed by their duly authorized representatives identified below.

Micro Therapeutics, Inc.                   Vertomed, Inc.
("MTI")                                    ("Vertomed")

By:    /s/ John Rush                       By:    /s/ Dale Spencer
      -------------------------                  ------------------------------

Name:  John Rush                           Name:  Dale Spencer
       ------------------------                  ------------------------------

Title: Chief Executive Officer             Title: Director
       ------------------------                  ------------------------------

                                    EXHIBIT A

                                    PRODUCTS

ONYX(R)

GUIDEWIRES
Mirages(TM) -008" Hydrophilic Guidewire
SilverSpeed(R) Hydrophilic Guidewire
X-pedition(TM) Hydrophilic Guidewire
X-celerator(TM) Hydrophilic Exchange Guidewire

ACCESSORIES
Cadence Precision Injector
1 ml Luer Lock Injection Syringe

BALLOONS
HydroGlide(TM) Occlusion Balloon System
HyperForm(TM) Occlusion Balloon System
Equinox(R) Occlusion Balloon System
Equinox(R) occlusion Balloon Catheter

MICRO CATHETERS
FlowRider(R) PLUS Flow Directed Micro Catheter
UltraFlow(TM) HPC Flow Directed Micro Catheter
Rebar(R) -10 Reinforced Micro Catheter
Rebar(R) -14 Reinforced Micro Catheter
Rebar(R) -18 Reinforced Micro Catheter
Rebar(R) -027 Reinforced Micro Catheter

PERIPHERAL BLOOD CLOT THERAPY PRODUCTS

VALVED INFUSION CATHETERS
Truline(TM) Valved Infusion Catheter
Focused(TM) Valved Infusion Catheter
Cragg-McNamara(R) Valved Infusion Catheter

PERIPHERAL MICRO CATHETERS
MicroMewi(TM) Sidehole Infusion Catheter
Micro Patency(TM) Endhole Infusion Catheters

SIDEHOLE INFUSION CATHETERS
Mewi-5(TM) Sidehole Infusion Catheter

MECHANICAL THROMBOLYSIS
Castaneda Over-The-Wire Brush(TM)

ACCESSORIES
Introducer Sheaths
Pulse-Spray Accessory Pack

INFUSION WIRES
ProStream(R) Sidehole Infusion Wire

                                    EXHIBIT B

DIRECT TERRITORY

Japan
Albania
Andorra
Austria
Belarus
Belgium
Bosnia-Herzegovina
Bulgaria
Croatia
Czech Republic
Denmark
England
Estonia
Finland
France
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Macedonia
Moldova
Monaco
Netherlands
Norway
Poland
Portugal
Romania
Russia
San Marino
Slovakia
Slovenia
Spain
Sweden
Switzerland
Turkey
Ukraine
Vatican City
Yugoslavia

DISTRIBUTOR TERRITORY

All countries outside of the United States and Canada and not included in the Direct Territory above.